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Exhibit 5.4

April 18, 2005
106137-1

AMC Entertainment Inc.
920 Main Street
Kansas City, Missouri 64105

  Re:
  Registration Statement on Form S-2 relating to $250,000,000 aggregate principal amount of 8 5/8% Senior Notes due 2012, $205,000,000 aggregate principal amount of Senior Floating Rate Notes due 2010, $212,811,000 aggregate principal amount of 9 1/2% Senior Subordinated Notes due 2011, $175,000,000 aggregate principal amount of 9 7/8% Senior Subordinated Notes due 2012 and $300,000,000 aggregate principal amount of 8% Senior Subordinated Notes due 2014

Ladies and Gentlemen:

        Reference is made to the registration statement on Form S-2 filed with the Securities and Exchange Commission on January 28, 2005 (the "Registration Statement") by AMC Entertainment Inc. (the "Company") for the purpose of providing "market-making" prospectuses for the Company's outstanding (i) $250,000,000 aggregate principal amount of 8 5/8% Senior Notes due 2012 (the "Fixed Rate Notes"), (ii) $205,000,000 aggregate principal amount of Senior Floating Rate Notes due 2010 (the "Floating Rate Notes"), (iii) $212,811,000 aggregate principal amount of 9 1/2% Senior Subordinated Notes due 2011 (the "2011 Notes"), (iv) $175,000,000 aggregate principal amount of 9 7/8% Senior Subordinated Notes due 2012 (the "2012 Notes") and (v) $300,000,000 aggregate principal amount of 8% Senior Subordinated Notes due 2014 (the "2014 Notes" and, together with the Fixed Rate Notes, the Floating Rate Notes, the 2011 Notes and the 2012 Notes, collectively, the "Notes").

        We have acted as special Massachusetts counsel to Premium Theater of Framingham, Inc., a Massachusetts corporation and subsidiary of the Company (the "Mass Sub"), in connection with the following, each of which is dated as of December 23, 2004: (1) a Supplemental Indenture and a Subsidiary Guarantee pursuant to which the Mass Sub guaranteed the Company's obligations under the Fixed Rate Notes (collectively, the "Fixed Rate Notes Guarantee"); (2) a Supplemental Indenture and a Subsidiary Guarantee pursuant to which the Mass Sub guaranteed the Company's obligations under the Floating Rate Notes (collectively, the "Floating Rate Notes Guarantee"); (3) a Second Supplemental Indenture and a Subsidiary Guarantee pursuant to which the Mass Sub guaranteed the Company's obligations under the 2011 Notes (collectively, the "2011 Notes Guarantee"); (4) a First Supplemental Indenture and a Subsidiary Guarantee pursuant to which the Mass Sub guaranteed the Company's obligations under the 2012 Notes (collectively, the "2012 Notes Guarantee"); and (5) a First Supplemental Indenture and a Subsidiary Guarantee pursuant to which the Mass Sub guaranteed the Company's obligations under the 2014 Notes (collectively, the "2014 Notes Guarantee" and, together with the Fixed Rate Notes Guarantee, the Floating Rate Notes Guarantee, the 2011 Notes Guarantee and the 2012 Notes Guarantee, collectively, the "Guarantees").

        As such counsel, we have examined such documents and made such other investigation as we have deemed appropriate to render the opinions set forth below. As to matters of fact material to our opinions, we have relied, without independent verification, on representations made in the Guarantees and on certificates of officers of the Mass Sub. We have examined, among other things, the following:

          (a)   the Guarantees;

          (b)   the Articles of Organization of the Mass Sub, as certified by the Secretary of the Commonwealth of Massachusetts as of December 20, 2004, and the Bylaws of the Mass Sub, as amended to date, as certified to us by the Secretary of the Mass Sub;

          (c)   certain resolutions adopted by the directors of the Mass Sub by unanimous written consent, as certified to us by the Secretary of the Mass Sub; and

          (d)   the certificate of good standing of the Company, as issued by the Secretary of the Commonwealth of Massachusetts and dated as of April 1, 2005.

        The opinions expressed below are limited to Massachusetts law.

        Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, (1) Mass Sub is validly existing as a corporation under Massachusetts law and in good standing with the Secretary of the Commonwealth of Massachusetts, and (2) the Guarantees have been duly authorized by all necessary corporate action of the Mass Sub.

        Our opinions above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties, and to general principles of equity.

        We consent to your filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters" in the prospectus contained therein.

Very truly yours,

NUTTER, MCCLENNEN & FISH, LLP
PRE/SJP

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  Exhibit 5.4